As filed with the Securities and Exchange Commission on December 2, 2003

Registration No: 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DR. REDDY’S LABORATORIES LIMITED

(Exact name of Registrant as specified in its charter)

India	Not Applicable

(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

7-1-27 Ameerpet
Hyderabad, Andra Pradesh 500016
India

(Address of Principal Executive Offices)

Reddy U.S. Therapeutics, Inc. 2003 Share Purchase Plan

(Full title of the plan)

Dr. Reddy’s Laboratories, Inc.

One Park Way

Upper Saddle River, New Jersey 07458

(Name and address of agent for service)

(201) 760-2880

(Telephone number, including area code, of agent for service)

Copies of Communications to:

James F. Fitzsimmons, Esq.
Budd Larner Rosenbaum Greenberg & Sade, P.C .
150 John F. Kennedy Parkway
Short Hills, New Jersey 07078

CALCULATION OF THE REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered(1)	per share(2)	price(2)	registration fee

Ordinary Shares	90,405	$28.50	$2,576,542.50	$208.44

(1)	Based on 90,405 ordinary shares subject to issuance under the 2003 Share Purchase Plan for Reddy US Therapeutics, Inc. Employees and Directors. This Registration Statement also covers such additional ordinary shares as may be issuable pursuant to anti-dilution provisions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended. Such estimate has been computed based on the average of the high and low sales prices on the New York Stock Exchange on December 1, 2003 for ordinary shares of Dr. Reddy’s Laboratories Limited.

This Registration Statement shall become effective upon filing in accordance with Section 462(a) under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information required in Part I of Form S-8 will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1. Plan Information

     Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2. Registrant Information and Employee Plan Annual Information

     Not required to be filed with the Commission.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     Dr. Reddy’s Laboratories Limited (the “Registrant” or the “Company”) hereby incorporates by reference the following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(a)	The annual report of the Registrant on Form 20-F for the fiscal year ended March 31, 2003.

(b)	All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since September 30, 2003.

(c)	The description of the Registrant’s ordinary shares included in its registration statement on Form F-1 under the Securities Act (Registration Number 333-13310), incorporated by reference into its registration statement on Form 8-A (Registration Number 1-15182).

     The Company also incorporates by reference all documents subsequently filed by it pursuant to Sections 13(a), 13(c) and 15(d) of the Exchange Act.

Item 4. Description of Securities

     Not Applicable.

Item 5. Interests of Named Experts and Counsel

     Not Applicable.

Item 6. Indemnification of Officers and Directors

     Under the Indian Companies Act, any provision, whether contained in the articles of association of a company or in any agreement, exempting any officer or director or indemnifying an officer against any liability which by law or otherwise would attach to him in respect of negligence, default, misfeasance, breach of duty or trust, is void. A company may, however, indemnify an officer against any liability incurred by him in defending any proceedings (whether criminal or civil) in which a judgment is given in his favor. We have not, as of the date of this registration statement, entered into any indemnification agreements of this kind.

Item 7. Exemption from Registration Claimed

     Not Applicable.

Item 8. Exhibits

Exhibit Number:	Description:

4.1*	Memorandum and Articles of Association of Registrant dated February 4, 1984, incorporated by reference to the Registrant’s Form 20-F for the year ended March 31, 2003 under the Securities Act (File Number 1-15182)
4.2*	Certificate of Incorporation of Registrant dated February 24, 1984, incorporated by reference to the Registrant’s Form F-1 under the Securities Act (Registration Number 333-13310)
4.3*	Amended Certificate of Incorporation of Registrant dated December 6, 1985, incorporated by reference to the Registrant’s Form F-1 under the Securities Act (Registration Number 333-13310)
4.4	Reddy U.S. Therapeutics, Inc. 2003 Share Purchase Plan.
5.1	Opinion of Crawford Bayley & Co., Indian Counsel for the Registrant, as to the legality of the securities being registered.
23.1	Consent of KPMG, India (independent auditors)
23.2	Consent of Crawford Bayley & Co. (included in Exhibit 5.1)
24	Power of Attorney, incorporated by reference to the Registrant’s Form F-1 under the Securities Act (Registration Number 333-13310)

*	Already filed.

Item 9. Undertakings

     (a) The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (i) and (ii) hereto do not apply if the information required to be included in a post-effective amendment by clauses (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereof to be signed on its behalf by the undersigned, thereunto duly authorized, in Hyderabad, India, on the 2nd day of December, 2003.

DR. REDDY’S LABORATORIES LIMITED

By:	/s/ Satish Reddy Kallam

Satish Reddy Kallam Director and Chief Operating Officer

By:	/s/ V.S. Vasudevan

V.S. Vasudevan Chief Financial Officer

EXHIBIT INDEX

Exhibit Number:	Description:

4.1*	Memorandum and Articles of Association of Registrant dated February 4, 1984, incorporated by reference to the Registrant’s Form 20-F for the year ended March 31, 2003 under the Securities Act (File Number 1-15182)
4.2*	Certificate of Incorporation of Registrant dated February 24, 1984 incorporated by reference to the Registrant’s Form F-1 under the Securities Act (Registration Number 333-13310)
4.3*	Amended Certificate of Incorporation of Registrant dated December 6, 1985 incorporated by reference to the Registrant’s Form F-1 under the Securities Act (Registration Number 333-13310)
4.4	2003 Share Purchase Plan for Reddy US Therapeutics, Inc. Employees and Directors.
5.1	Opinion of Crawford Bayley & Co., Indian Counsel for the Registrant, as to the legality of the securities being registered.
23.1	Consent of KPMG, India (independent auditors)
23.2	Consent of Crawford Bayley & Co. (included in Exhibit 5.1)
24	Power of Attorney, incorporated by reference to the Registrant’s Form F-1 under the Securities Act (Registration Number 333-13310)

*	Already filed.